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                                                                   Exhibit 12.1

($ in thousands)

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
                                      9 months                                                                Proforma
                                       10/3/99    12/31/98    12/31/97    12/31/96    12/31/95    12/31/94    12/31/98
                                      --------    --------    --------    --------    --------    --------    --------
Pretax earnings                       $46,909     $49,441     $35,730     $33,602     $27,684     $21,487     $41,341

Fixed Charges:
  Interest expense including
    amortization of debt expense        7,077       2,389       2,573       1,449       1,790         714       9,853
  "Rental" interest expense             1,664         418         343         389         390         457       2,195
                                      -------------------------------------------------------------------     -------
               Total fixed charges      8,741       2,807       2,916       1,838       2,180       1,171      12,048

Pretax earnings plus Total fixed
  charges (EBIT)                      $55,650     $52,248     $38,646     $35,440     $29,864     $22,658     $53,389

EBIT divided by Total fixed charges       6.4        18.6        13.3        19.3        13.7        19.3         4.4

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